FOR: GOTTSCHALKS INC.

CONTACT: Michael Geele

Chief Financial Officer
(559) 434-4800

FD Morgen-Walke:
Leigh Parrish, Teresa Thuruthiyil

(415) 439-4521

DISTRIBUTION: US2, IRW & FAX LIST: SFGOT

FOR RELEASE ON MONDAY, MAY 5TH at 6:30 A.M. E.D.T.

GOTTSCHALKS ANNOUNCES SHARE REPURCHASE

PROGRAM AUTHORIZATION

FRESNO, CA - May 5, 2003 - Gottschalks Inc. (NYSE: GOT) today announced that its Board of Directors has authorized a new common stock share repurchase program for the purchase of up to one million shares during the remainder of fiscal 2003. Shares may be purchased from time to time and at the Company's discretion in the open market. Gottschalks currently has approximately 12.8 million shares outstanding.

About Gottschalks

Gottschalks is a regional department store chain, currently operating sixty-six department stores and twelve specialty apparel stores in six western states, including California (39), Washington (14), Alaska (6), Oregon (3), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on the World Wide Web at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of the stores acquired from Lamonts Apparel, Inc., or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission.